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                                                                EXHIBIT 10.27


[ANTEC NETWORK TECHNOLOGIES LETTERHEAD]

December 22, 1997

Mr. Robert Stanzione
9355 Chandler Bluff
Alpharetta, Georgia 330022

Dear Bob:

I am writing to set forth our arrangement for your assumption of the office of President and Chief Operating Officer of ANTEC, effective January 1, 1998.

Your employment will continue under the terms of your existing employment agreement:

                 Your salary will be at the rate of $340,000 a year, effective January 1, 1998.

                 You will be granted for 1997 an option, in the form attached, to purchase 335,000 shares of ANTEC stock. This option will be granted no later than January 31, 1998.

                 For each share of this option you exercise, the Company will pay you an amount equal to the amount by which the exercise price of your option exceeds $9.75 per share. The payment will be made on the later of the date of exercise or November 15, 2000.

Please indicate your acceptance of the above by signing and returning a copy of this letter to me. This letter supercedes our letter of November 22, 1997.


                                                     Sincerely,

                                                 /s/ Lawrence A. Margolis
                                                     --------------------
                                                     Lawrence A. Margolis


LAM/slc
Enclosure





AGREED:  Jan. 16
        -----------------, 1998

    /s/ Robert J. Stanzione
       --------------------
       Robert J. Stanzione

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                     THIS DOCUMENT CONSTITUTES PART OF A
                PROSPECTUS COVERING SECURITIES THAT HAVE BEEN
                 REGISTERED UNDER THE SECURITIES ACT OF 1933


                             STOCK OPTION GRANT


        THIS GRANT is made as of the 10th day of February, 1998 by ANTEC CORPORATION, a Delaware corporation (the "Corporation"), to ROBERT STANZIONE (the "Optionee").

        1. INCORPORATION OF TERMS

        This Grant shall be governed by the attached ANTEC Corporation Stock Option Terms (the "Terms"), all of the provisions of which are hereby incorporated herein.

        2. GRANT OF OPTION

        On the terms and conditions stated herein and in the Terms, the Corporation hereby grants to the Optionee the option to purchase 335,000 Shares as defined in the Terms for an exercise price of eleven dollars and twelve and one-half cents ($11.125) per Share. This option replaces the option for the same number of shares granted to Optionee on December 18, 1997.

        3. RIGHT TO EXERCISE

        Subject to the conditions and the exceptions set forth in this Grant and in the Terms, this Option shall become exercisable on May 7, 2003. This Option shall become exercisable prior thereto as follows:

        a. One third (1/3) of the Shares covered by this Option shall be eligible for vesting, with 50% of this amount being immediately exercisable and the remaining 50% becoming exercisable twelve (12) months thereafter (a "Delayed Vesting Period"), once the fully diluted earnings per Share of Stock of the Corporation, before consideration of non-recurring items, over any four consecutive fiscal quarters have totaled more than one dollar ($1) a Share (the "Earnings Target"), and the daily closing price per Share of Stock for twenty (20) consecutive trading days has been fifteen dollars ($15) per Share or more (a "Stock Price Target").

        b. One third (1/3) of the Shares covered by this Option shall be eligible for vesting, with 50% of this amount being immediately exercisable and the remaining 50% becoming exercisable twelve (12) months thereafter (a "Delayed Vesting Period"), once the Earnings Target has been met and the daily closing price per Share of Stock for twenty (20) consecutive trading days has been twenty dollars ($20) per Share or more (a "Stock Price Target").

        c. One third (1/3) of the Shares covered by this Option shall be eligible for vesting, with 50% of this amount being immediately exercisable and the remaining 50% becoming exercisable twelve (12) months thereafter (a "Delayed Vesting Period"), once the Earnings Target has been met and the daily closing price per Share of Stock for twenty (20) consecutive trading days has been twenty-five dollars ($25) per Share or more (a "Stock Price Target").

        d. All of the Shares covered by Option shall be exercisable upon the occurrence of a Change of Control. For this purpose a Change of Control shall be the acquisition of the beneficial ownership by any person and that person's affiliates (excluding Anixter International Inc., Tele-Communications, Inc. and their affiliates) of more than 50% of the Shares of Stock of the Corporation or the commencement of a tender offer, the consummation of which would result in such an acquisition.

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        Upon an Employment Termination, this Option can be exercised only to the extent it was exercisable on the date of that termination and only as otherwise provided in the Terms. The only exception is that if the Employment Termination was by the Corporation without cause during a Delayed Vesting Period, the Optionee can exercise this Option for the Shares which become available at the end of that Delayed Vesting Period, and for this purpose the term of this Option shall be extended to the day thirty (30) days after the end of that Delayed Vesting Period, but not beyond May 7, 2004.

        In the event this Option is adjusted pursuant to the Terms, an appropriate adjustment shall be made by the Board to the Earnings Target and the Share Price Targets. The determination by the Board or the authorized committee of the Board on these matters as well as all other matters concerning this Option, including the computation of fully diluted earning per Share before non-recurring items, shall be final and binding.

        NO EXISTING CONTRACT WHICH PROVIDES FOR THE VESTING OR EXERCISABILITY OF STOCK OPTIONS OTHER THAN AS PROVIDED IN THIS GRANT SHALL APPLY TO THIS OPTION. BY ACCEPTING THIS OPTION, THE OPTIONEE IS AGREEING THAT ANY EXISTING CONTRACTUAL PROVISIONS TO THE CONTRARY ARE BEING MODIFIED AS PROVIDED HEREIN. NO FUTURE CONTRACT SHALL APPLY TO THIS OPTION UNLESS SUCH CONTRACT EXPRESSLY PROVIDES TO THE CONTRARY, REFERRING TO THIS OPTION BY DATE OF GRANT AND EXERCISE PRICE.

        4.   TERM OF OPTION

        This Option shall in any event expire in its entirety May 7, 2004. This Option shall further expire as set forth in the Terms.

        5.   EXERCISE CONSTITUTES AGREEMENT TO REFRAIN FROM COMPETITION

        By exercising any portion of this Option, the Optionee will be signifying the agreement of Optionee to refrain for a period of nine months from the termination of Optionee's employment with the Corporation and its subsidiaries, from participating in any activities which are competitive with any activities of the Corporation or its subsidiaries in which the Optionee participated. Participation shall not include the ownership of less than 1% of a publicly traded security.

        IN WITNESS WHEREOF, the Corporation has caused this Grant to be executed on its behalf by its officer duly authorized to act on behalf of the Corporation.


                                           ANTEC CORPORATION,
                                           a Delaware corporation

                                           By:  Lawrence A. Margolis
                                              ----------------------------
                                                Lawrence A. Margolis
                                           Its: Executive Vice President


Accepted:

Robert J. Stanzione 2/10/98
----------------------------------
Robert J. Stanzione